SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                                VideoServer, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   926918 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 11

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 926918 10 3                                           13 G                   Page 2 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Matrix Partners III, L.P. ("Matrix III")
                     Tax ID Number:    04-3080605
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]        (b)    [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware Limited Partnership
----------------------------------- -------- -----------------------------------------------------------------------

             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                     -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0 shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 926918 10 3                                           13 G                   Page 3 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Matrix III Management Company (Matrix III MC")
                     Tax ID Number:    04-3080604
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]        (b)    [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Massachusetts General Partnership
----------------------------------- -------- -----------------------------------------------------------------------

             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                        0 shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                             N/A                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 926918 10 3                                           13 G                   Page 4 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Paul J. Ferri ("Ferri")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]        (b)    [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------------- -------- -----------------------------------------------------------------------

             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         12,410 Shares
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             12,410 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                12,410 shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                    N/A                         [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.09%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 926918 10 30                                          13 G                   Page 5 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Frederick K. Fluegel ("Fluegel")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]        (b)    [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------------- -------- -----------------------------------------------------------------------

              NUMBER OF             5        SOLE VOTING POWER
               SHARES                        35,470 shares
            BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             35,470 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                35,470 shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                            N/A                   [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.28%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 926918 10 3                                           13 G                   Page 6 of 12 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     W. Michael Humphreys ("Humphreys")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)    [ ]        (b)    [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
----------------------------------- -------- -----------------------------------------------------------------------

             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         20,000 shares
           BENEFICIALLY
         OWNED BY EACH
           REPORTING
             PERSON
              WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             20,000 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                20,000 shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                            N/A                 [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.16%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 12 Pages


                  This statement amends and restates the Statement on Schedule 13(G) (the "Original Statement") filed by Matrix Partners III, L.P. ("Matrix III"), Matrix III Management Company ("Matrix III MC"), Paul J. Ferri ("Ferri"), Frederick K. Fluegel ("Fluegel") and W. Michael Humphreys ("Humphreys"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 1(a).        NAME OF ISSUER:

                  VideoServer, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5 Forbes Road
                  Lexington, MA  02173

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Matrix Partners III, L.P. ("Matrix III"), Matrix III Management Company ("Matrix III MC"), Paul
                  J. Ferri ("Ferri"), Frederick K. Fluegel ("Fluegel") and W. Michael Humphreys ("Humphreys"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Matrix Partners
                  1000 Winter Street, Suite 4500
                  Waltham, MA 02154

ITEM 2(c)         CITIZENSHIP:

                  Matrix III is a Delaware limited partnership, Matrix III MC is a Massachusetts general partnership, and Ferri, Fluegel and Humphreys are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 000180492100

ITEM 3.           Not Applicable

                                                              Page 8 of 12 Pages


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)       Amount beneficially owned:

                                     See Row 9 of cover page for each  Reporting
                                     Person.

                           (b)       Percent of Class:

                                     See Row 11 of cover page for each Reporting
                                     Person.

                           (c) Number of shares as to which such person has:


                                             (i)       Sole  power to vote or to
                                                       direct the vote:

                                                       See Row 5 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                             (ii)      Shared  power  to vote or
                                                       to direct the vote:

                                                       See Row 6 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                             (iii)     Sole  power to dispose or
                                                       to direct the disposition
                                                       of:

                                                       See Row 7 of  cover  page
                                                       for    each     Reporting
                                                       Person.

                                             (iv)      Shared  power to  dispose
                                                       or    to    direct    the
                                                       disposition of:

                                                       See Row 8 of  cover  page
                                                       for    each     Reporting
                                                       Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                            [X]

ITEM 6.           OWNERSHIP  OF MORE THAN FIVE  PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable

                                                              Page 9 of 12 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                                             Page 10 of 12 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 1997


                                MATRIX PARTNERS III, L.P.

                                By: Matrix III Management Company, its general partner


                                By: /s/W. Michael Humphreys
                                    --------------------------------------------
                                     W.   Michael   Humphreys,   General Partner

                                MATRIX III MANAGEMENT COMPANY

                                By: /s/W. Michael Humphreys
                                    --------------------------------------------
                                     W.  Michael   Humphreys,   Managing Partner


                                /s/Paul J. Ferri
                                --------------------------------------------
                                PAUL J. FERRI


                                /s/Frederick K. Fluegel
                                --------------------------------------------
                                FREDERICK K. FLUEGEL



                                /s/W. Michael Humphreys
                                 --------------------------------------------
                                W. MICHAEL HUMPHREYS

                                                             Page 11 of 12 Pages




                                  EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                        ---------------

Exhibit A:  Agreement of Joint Filing                              Page 12

                                                             Page 12 of 12 Pages





                                    EXHIBIT A


                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of VideoServer, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 13th day of February, 1996.

                                MATRIX PARTNERS III, L.P.

                                By: Matrix III Management Company, its general partner


                                By: /s/W. Michael Humphreys
                                    --------------------------------------------
                                     W.   Michael   Humphreys,   General Partner

                                MATRIX III MANAGEMENT COMPANY

                                By: /s/W. Michael Humphreys
                                    --------------------------------------------
                                     W.  Michael   Humphreys,   Managing Partner


                                /s/Paul J. Ferri
                                --------------------------------------------
                                PAUL J. FERRI


                                /s/Frederick K. Fluegel
                                --------------------------------------------
                                FREDERICK K. FLUEGEL



                                /s/W. Michael Humphreys
                                 --------------------------------------------
                                W. MICHAEL HUMPHREYS